EXHIBIT 3.1
CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CALIFORNIA RESOURCES CORPORATION
California Resources Corporation (the “Corporation”), a corporation organized and existing under of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:
1.At a meeting of the Board of Directors (the “Board”) of the Corporation, resolutions were duly adopted setting forth a proposed amendment (the “Amendment”) of the Amended and Restated Certificate of Incorporation of the Corporation, dated October 27, 2020 and as amended by the Certificate of Amendment dated May 5, 2022 (collectively, the “Amended and Restated Certificate of Incorporation”), declaring the Amendment to be advisable and submitting the Amendment at a meeting of the stockholders of the Corporation for consideration thereof.
2.Pursuant to resolutions of the Board, an annual meeting of stockholders of the Corporation was duly called and held on April 28, 2023, upon notice in accordance with Section 222 of the DGCL and at which meeting the necessary number of shares as required by statute and the Amended and Restated Certificate of Incorporation of the Corporation were voted in favor of approval of the Amendment.
3.    Section 1 of Article Ninth of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in full as follows:
1.    No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such elimination or limitation of liability is not permitted under the DGCL as it now exists. In addition to the circumstances in which a director or officer of the Corporation is not personally liable for monetary damages as set forth in the preceding sentence, a director or officer of the Corporation shall not be liable to the fullest extent permitted by any amendment to the DGCL hereafter enacted that further eliminates or limits the liability of a director or officer.
4.    The Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.
(Signature Page Follows)

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by an authorized officer of the Corporation this 1st day of May, 2023.
California Resources Corporation

By: /s/ Michael L. Preston
Name:    Michael L. Preston
Title: Executive Vice President, Chief Strategy Officer and General Counsel
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